Court File No. CV-17-11700-00CL

ONTARIO
SUPERIOR COURT OF JUSTICE
COMMERCIAL LIST

THE HONOURABLE	)	THURSDAY, THE 6TH
)
MR. JUSTICE MYERS		DAY OF APRIL, 2017
)

IN THE MATTER OF an application under section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended;

AND IN THE MATTER OF Rule 14.05(2) of the Rules of Civil Procedure

AND IN THE MATTER OF a proposed arrangement of Banro Corporation involving certain of its debt holders and shareholders, and 10095699 Canada Inc.

Applicants

PLAN APPROVAL ORDER

THIS APPLICATION made by the Applicants, Banro Corporation (“Banro”) and 10095699 Canada Inc. (“Arrangeco”), for an Order (the “Approval Order”) approving and sanctioning the plan of arrangement (and as it may be further amended, restated, modified or supplemented from time to time in accordance with its terms) (the “Plan”), which Plan is attached as Schedule “A” to this Approval Order, was heard this day at 330 University Avenue, Toronto, Ontario.

ON READING the Notice of Application issued on February 15, 2017, the affidavits of Geoffrey Farr sworn on February 17, 2017, March 31, 2017 and April 5, 2017, and the interim order (the “Interim Order”) of the Honourable Justice Wilton-Siegel dated February 22, 2017, and on hearing the submissions of counsel for Banro and Arrangeco, counsel for Gramercy Funds Management LLC, counsel for Resource FinanceWorks Limited, and those other parties present, and on being advised by counsel to the Applicants that (i) the Director appointed under the Canada Business Corporations Act (the “CBCA”, and the “Director”) does not consider it necessary to appear, and (ii) this Approval Order and the declaration of fairness included herein will be relied upon by the Applicants as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the US Securities Act, from the registration requirements otherwise imposed by that Act, regarding the distribution of the New Senior Secured Notes and Common Shares of Banro pursuant to the Plan, the assumption by BGB of Banro’s obligations under the New Senior Secured Notes Indenture pursuant to the Plan, and the issuance of the Guarantee and the Note Guarantees,

DEFINITIONS

1.     THIS COURT ORDERS that all capitalized terms not otherwise defined herein shall be as defined in the Plan and in the Interim Order, as applicable.

SERVICE AND COMPLIANCE

2.     THIS COURT ORDERS AND DECLARES that there has been good and sufficient service, delivery and notice of the Plan, the Interim Order, the Meetings, the Court Materials and the Meeting Materials to all Persons upon which notice, service and delivery were required by the Interim Order, and that the Meetings were duly called and conducted in conformity with the CBCA and the Interim Order.

APPROVAL OF THE ARRANGEMENT

3.     THIS COURT ORDERS AND DECLARES that:

a)

the Court is satisfied that the Applicants have acted, and are acting, in good faith and with due diligence, and have complied with the provisions of the CBCA and the Interim Order in all respects; and

b)

the terms and conditions of the issuance of New Senior Secured Notes and Common Shares in exchange for certain Affected Instruments pursuant to the Plan, the assumption by BGB of Banro’s obligations under the New Senior Secured Notes Indenture pursuant to the Plan, and the issuance of the Guarantee and the Note Guarantees, are fair and reasonable, and fair to all persons entitled to receive New Senior Secured Notes and/or Common Shares in exchange for Affected Instruments pursuant to the Plan.

4.     THIS COURT ORDERS AND DECLARES that the Arrangement, as described in the Plan, is hereby approved pursuant to Section 192 of the CBCA.

PLAN IMPLEMENTATION

5.     THIS COURT ORDERS that from and after the Effective Time, the Plan shall be binding on and enure to the benefit of the Banro Group, the Consenting Parties, the Noteholders, the Series A Holders, the Series B Holder, the Released Parties, the Trustee, the holders of Common Shares, the directors and officers of each member of the Banro Group and all other Persons named or referred to in, or subject to, the Plan and their respective successors and assigns and their respective heirs, executors, administrators and other legal representatives, successors and assigns, as provided for in the Plan and this Approval Order.

6.     THIS COURT ORDERS that the Applicants are hereby authorized and directed to take all steps and actions necessary or appropriate to implement the Plan in accordance with and subject to its terms and conditions, and enter into, execute, deliver, complete, implement and consummate all of the steps, transactions, distributions, deliveries, allocations, instruments and agreements contemplated by, and subject to the terms and conditions of, the Plan. The Applicants shall not incur any liability as a result of acting in accordance with the terms of the Plan and this Approval Order.

7.     THIS COURT ORDERS that the steps to be taken and the terminations, cancellations, amendments, transfers, payments, exchanges, extinguishments, purchases, sales, releases, deliveries and any other transactions to be effected on the Effective Date are and shall be deemed to occur and be effected in the sequential order and at the times contemplated by Section 4.3 of the Plan, without any further act or formality, on the Effective Date beginning at the Effective Time.

8.     THIS COURT ORDERS that the Applicants, each Trustee, CDS, the Depositary, any transfer agents, and any other Person required to make any distributions, deliveries or allocations or take any steps or actions related thereto pursuant to the Plan are hereby authorized and directed to complete such distributions, deliveries or allocations and to take any such related steps or actions, as the case may be, in accordance with the terms of the Plan.

9.     THIS COURT ORDERS that the transactions contemplated by and to be implemented pursuant to the Plan shall not be void or voidable under federal or provincial law and shall not constitute and shall not be deemed to be settlements, preferences, assignments, fraudulent conveyances, transfers at undervalue, or other reviewable transactions under any applicable federal or provincial legislation relating to preferences, settlements, assignments, fraudulent conveyances or transfers at undervalue.

10.     THIS COURT ORDERS that from and after the Effective Time any conflict between (i) the Plan, and (ii) the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, mortgage, security agreement, indenture, trust indenture, note, loan agreement, commitment letter, agreement for sale, lease or other agreement, written or oral and any and all amendments or supplements thereto existing between any Person and the Company and/or any member of the Banro Group as at the Effective Date, will be deemed to be governed by the terms, conditions and provisions of the Plan and this Approval Order, which shall take precedence and priority.

11.     THIS COURT ORDERS that from and after the Effective Time, all Persons shall be deemed to have waived any and all defaults or events of default of any of the Banro Parties, or any non-compliance by any of the Banro Parties with any covenant, warranty, representation, term, provision condition or obligation, expressed or implied, in any contract, instrument, credit document, lease, licence, guarantee, agreement for sale or other agreement, written or oral, in each case relating to, arising out of, or in connection with the Existing Notes, the Existing Notes Indenture, the Support Agreement, the Arrangement, Arrangement Agreement or the Plan, the transactions contemplated thereunder and any proceedings commenced with respect to or in connection with the Plan, provided that nothing in this paragraph shall be deemed to excuse any of the Banro Parties and any respective successors from performing its obligations under the Plan.

12.     THIS COURT ORDERS that the New Board shall be comprised of the following seven individuals, appointed as of the Effective Time in accordance with Section 4.3(v) of the Plan:

(a)	Richard Brissenden;

(b)	John Clarke;

(c)	Derrick Weyrauch;

(d)	Peter Cowley;

(e)	Jiongjie Lu;

(f)	Rob Rauch;

(g)	Robert Alexander Rorrison; and

(h)	Michael Hankin Li.

13.     [RESERVED]

GENERAL PROVISIONS

14.     THIS COURT ORDERS that the Applicants shall be entitled to seek (a) leave to vary this Approval Order upon giving such notice as this Court may direct, (b) such further advice, directions or assistance as may be necessary to give effect to the terms of the Plan, or (c) such further Order or Orders as may be appropriate.

EFFECT, RECOGNITION AND ASSISTANCE

15.      [RESERVED]

16.     THIS COURT HEREBY REQUESTS the aid and recognition of any court, tribunal, or regulatory or administrative body having jurisdiction in Canada, the United States, the Democratic Republic of the Congo, Barbados or elsewhere to give effect to this Approval Order and to assist the Applicants and their respective agents in carrying out the terms of this Approval Order. All courts, tribunals, or regulatory and administrative bodies are hereby respectfully requested to make such orders and to provide such assistance to the Applicants as may be necessary or desirable to give effect to this Approval Order, or to assist the Applicants and their respective agents in carrying out the terms of this Approval Order.

17.     THIS COURT ORDERS that each of the Applicants be at liberty and is hereby authorized and empowered to apply to any court, tribunal, or regulatory or administrative body, wherever located, for the recognition of this Approval Order and for assistance in carrying out the terms of this Approval Order.

/s/ Myers J.

IN THE MATTER OF an application under section 192 of the Canada Business
Corporations Act, R.S.C. 1985, c. C-44, as amended	Court File No.: CV-17-11700-00CL

AND IN THE MATTER OF Rule 14.05(2) of the Rules of Civil Procedure

AND IN THE MATTER OF a proposed arrangement of Banro Corporation, involving certain of its debt holders and shareholders, and 10095699 Canada Inc.
Applicants

ONTARIO
SUPERIOR COURT OF JUSTICE
COMMERCIAL LIST

Proceeding commenced at Toronto

PLAN APPROVAL ORDER
(Returnable April 6, 2017)

NORTON ROSE FULBRIGHT CANADA LLP
Royal Bank Plaza, South Tower, Suite 3800
200 Bay Street, P.O. Box 84
Toronto, Ontario M5J 2Z4 CANADA

Tony Reyes LSUC #28218V
Tel: 416.216.4825
tony.reyes@nortonrosefulbright.com

Alexander Schmitt LSUC #63860F
Tel: 416.216.2419
alexander.schmitt@nortonrosefulbright.com

Fax: 416.216.3930

Lawyers for the Applicants

Schedule “A”

BANRO CORPORATION AND 10095699 CANADA INC.

PLAN OF ARRANGEMENT

MADE PURSUANT TO SECTION 192 OF
THE CANADA BUSINESS CORPORATIONS ACT

Article 1
Definitions and Interpretation

1.1	Definitions

In this Plan of Arrangement, unless otherwise stated or unless the subject matter or context otherwise requires:

Advisors means (i) Norton Rose Fulbright Canada LLP and Dorsey & Whitney LLP, Canadian and U.S. legal counsel to the Applicants, (ii) Goodmans LLP and Paul, Weiss, Rifkind, Wharton and Garrison LLP, Canadian and U.S. legal counsel to Gramercy, (iii) Fasken Martineau DuMoulin LLP, legal counsel to RFW, and (iv) Osler, Hoskin & Harcourt LLP, legal counsel to BlackRock;

Affected Instrument Value means (i) with respect to each Existing Note, the principal amount of the Existing Note, (ii) with respect to the Term Loan, the principal amount of the Term Loan, (iii) with respect to each Exchangeable Preferred Share, the Exchangeable Preferred Value, (iv) with respect to each BlackRock Barbados Preferred Share, the BlackRock Barbados Preferred Value, (v) with respect to each Transferred Barbados Preferred Share, the Transferred Barbados Preferred Value, (vi) with respect to each Series A Preference Share, the Series A Preference Value, and (vii) with respect to each Series B Preference Share, nil;

Affected Instruments means collectively the Existing Notes, the Exchangeable Preferred Shares, the Series A Preference Shares, the Series B Preference Shares, the Barbados Preferred Shares, and the documents governing the Term Loan Claims;

Affected Options means all options issued by Banro pursuant to its Stock Option Plan with an exercise price equal to or in excess of Cdn$0.80 per share;

Amended and Restated Collateral Trust Agreement means the Collateral Trust Agreement, as amended and restated to reflect, among other things, (i) a change to the collateral agent, and (ii) the limitations on secured liens in accordance with the New Senior Secured Notes Indenture, which amendment shall be in form and substance acceptable to the Company and the Requisite Consenting Parties, each acting reasonably and in accordance with the terms of the Support Agreement;

Anticipated Effective Date means the anticipated Effective Date, to be established by Banro and the Requisite Consenting Parties and communicated to the holders of Affected Instruments;

Applicable Law means, with respect to any Person, property, transaction, event or other matter, any Law relating or applicable to such Person, property, transaction, event or other matter;

Applicants means Banro and Arrangeco;

Arrangeco means 10095699 Canada Inc., a corporation incorporated pursuant to the CBCA and a wholly-owned subsidiary of Banro;

Arrangement means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Section 8.2 of this Plan of Arrangement or made at the direction of the Court in the Interim Order, the Final Order or otherwise, in each case, with the consent of the Applicants and the Requisite Consenting Parties, each acting reasonably;

Articles of Arrangement means the articles of arrangement of the Applicants in respect of the Arrangement, in form and substance satisfactory to the Requisite Consenting Parties, each acting reasonably and in accordance with the terms of the Support Agreement, that are required to be filed with the CBCA Director after the Final Order is made in order for the Arrangement to become effective on the Effective Date;

Assignment and Assumption Agreement means an agreement between Banro and BGB, in form and substance acceptable to the Company and the Requisite Consenting Parties, each acting reasonably and in accordance with the terms of the Support Agreement, pursuant to which BGB will assume Banro’s obligations under the New Senior Secured Notes Indenture following delivery of the Assumption Notice;

Assumption Notice means the notice to be given by Banro under the New Senior Secured Notes Indenture pursuant to which Banro shall exercise its right to cause BGB to assume all of Banro’s obligations under the New Senior Secured Notes Indenture;

Banro Group means, collectively, Banro, BGB, NBL, TBL, Twangiza and Namoya;

Barbados Preferred Dividend Amount means with respect to each Barbados Preferred Share, the sum of (i) dividends accrued on the Barbados Preferred Share on September 30, 2016 December 31, 2016 and March 31, 2017, calculated in accordance with the BGB Articles of Amendment dated April 17, 2013, plus (ii) the dividend accrued on March 31, 2017 on the Barbados Preferred Share multiplied by the number of days between March 31, 2017 and the Anticipated Effective Date, divided by 90;

Barbados Preferred Dividend Payment means the cash payment by BGB to BWM of fifty percent (50%) of the Barbados Preferred Dividend Amount with respect to the Barbados Preferred Shares;

Barbados Preferred Purchase and Sale Agreement means an agreement among BWM, Gramercy and RFW, in form and substance acceptable to the Company and the Requisite Consenting Parties, each acting reasonably and in accordance with the terms of the Support Agreement, pursuant to which, among other things, (i) each of Gramercy and RFW independently agrees to purchase, and BWM agrees to sell to each of Gramercy and RFW, 300,000 of the Barbados Preferred Shares held by BWM; (ii) Gramercy and RFW will make the Direction, and (iii) each of Gramercy, RFW, and BWM agrees to attorn to the jurisdiction of the Court for the purposes of this Plan of Arrangement and the compromises and exchanges effected hereby;

Barbados Preferred Shares means the Preferred Shares in the capital of BGB;

BGB means Banro Group (Barbados) Limited;

BlackRock means BWM and certain funds and accounts under management by BlackRock Investment Management (UK) Limited in its capacity as investment manager that hold Existing Notes;

BlackRock Barbados Preferred Shares means all Barbados Preferred Shares other than the Transferred Barbados Preferred Shares;

BlackRock Barbados Preferred Value means with respect to each BlackRock Barbados Preferred Share, the sum of (i) the “London Gold Fix” price per ounce of gold expressed in US Dollars on January 20, 2017, as the same was fixed at approximately 3:00 p.m. London time on such date by five market making members of the London Bullion Market Association in accordance with customary market practice, multiplied by 0.017501, plus (ii) twenty-five percent (25%) of the Barbados Preferred Dividend Amount;

BlackRock Barbados Pro Rata Share means, with respect to BWM, the percentage that the aggregate BlackRock Barbados Preferred Value of all BlackRock Barbados Preferred Shares held by it after the transaction described in Section 4.3(m) hereof bears to the Mezzanine Instrument Value;

Board means the board of directors of the Company;

Business Day means a day, other than a Saturday, Sunday or a statutory or civic holiday, on which banks are generally open for business in Toronto, Ontario and in New York, New York;

BWM means BlackRock World Mining Trust PLC;

Canadian Trustee means collectively Equity Financial Trust Company, as trustee, under the Existing Notes Indenture, and TSX Trust Company, as Canadian trustee, under the New Senior Secured Notes Indenture;

Cash Amount means, in respect of a Cash Electing Holder, the aggregate amount of cash payable to that Cash Electing Holder in respect of a validly made Cash Election, which amount is equal to 75% of the par value of all Cash Election Notes held by it plus any unpaid interest thereon, accrued to and including the Anticipated Effective Date;

Cash Electing Holders means those Noteholders that have validly made a Cash Election duly submitted prior to the Cash Election Deadline;

Cash Election means an election validly made pursuant to the Interim Order and this Plan of Arrangement by a Noteholder to deliver and surrender all or any portion of the Existing Notes held by it to the Cash Election Option and receive the Cash Amount in lieu of the New Senior Secured Notes and Common Shares which would otherwise be issued to them pursuant to this Plan of Arrangement on the Effective Date;

Cash Election Amount means the aggregate Cash Amount payable to all Cash Electing Holders for their Cash Election Notes, which shall in no event exceed $37.5 million plus the aggregate of all unpaid interest on the Cash Election Notes, accrued to an including the Anticipated Effective Date;

Cash Election Deadline means 5:00 p.m. on March 30, 2017, or such other date as the Company and the Requisite Consenting Parties may agree;

Cash Election Notes means Existing Notes in respect of which the Cash Election Option is validly made in accordance with Section 3.1;

Cash Election Option means the option available to Noteholders (other than Consenting Parties with respect to the Existing Notes held by them which are bound by the Support Agreement) under this Plan of Arrangement to receive cash consideration equal to the Cash Amount for all or any portion of their Existing Notes;

Cash Election Pool has the meaning given to that term in Section 3.2(c);

CBCA means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended;

CBCA Director means the Director appointed under section 260 of the CBCA;

CBCA Proceedings means the proceedings commenced by the Applicants under the CBCA for approval of this Plan of Arrangement, Court file no. CV-17-11700-00CL;

CDS means the Canadian Depository for Securities or its nominee, which at the date of this Plan of Arrangement is CDS & Co., or any successor thereof;

Certificate of Arrangement means the certificate giving effect to the Arrangement, to be issued by the CBCA Director pursuant to section 192(7) of the CBCA upon receipt of the Articles of Arrangement in accordance with section 262 of the CBCA;

Circular means the management information circular of the Company dated February 27, 2017 mailed to security holders in respect of the Meetings and the meeting of the holders of Common Shares, each scheduled for March 31, 2017;

Claim means any right or claim of any Person against the Company, other than an Excluded Claim, whether or not such right or claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, perfected, unperfected, present or future, known or unknown;

Collateral Trust Agreement means the collateral trust agreement dated March 2, 2012, among Banro, as borrower and issuer, the guarantors party thereto, as initial guarantors, and Equity Financial Trust Company, as indenture trustee and collateral agent, as amended or amended and restated;

Common Shares means common shares in the capital of Banro;

Company or Banro means Banro Corporation;

Consenting Parties means, collectively, the Initial Consenting Parties and such other Persons as may from time to time become parties to the Support Agreement by executing a consent agreement in the form attached thereto;

Court means the Ontario Superior Court of Justice (Commercial List);

Depositary means Kingsdale Advisors, appointed for the purpose of, among other things, holding the Cash Election Pool pending its release in connection with the Cash Election as directed by Arrangeco (as agent for Banro in connection with the Cash Election) in accordance with Section 5.1, all in connection with the Arrangement;

Direction means the direction given by each of Gramercy and RFW to Banro pursuant to the Barbados Preferred Purchase and Sale Agreement to deliver the Transferred Barbados Dividend Entitlement Common Shares to BWM, in partial payment of the purchase price for the Transferred Barbados Preferred Shares;

Director means anyone who is or was, or may be deemed to be or have been, whether by statute, operation of law or otherwise, a director or de facto director of Banro;

Dore Loan means the loan in the principal amount of $10 million, made by Baiyin International Investment Ltd, to Twangiza pursuant to a letter agreement dated July 15, 2016, as the same may be amended, restated or modified from time to time;

Dore Loan Amendment means an amendment to the Dore Loan which shall extend the maturity dates of the Dore Loan to February 28, 2020, which amendment shall be in form and substance acceptable to the Company and the Requisite Consenting Parties, each acting reasonably and in accordance with the terms of the Support Agreement;

DRC means the Democratic Republic of the Congo;

Effective Date means the Business Day on which the Arrangement becomes effective, as specified in the Certificate of Arrangement;

Effective Time means 12:01 a.m. on the Effective Date;

Exchange Agreements means, collectively, the Exchangeable Preferred Shares Exchange Agreement, the Gold Linked Exchange Agreement, and the Term Loan Exchange Agreement;

Exchange Date means the date that is three Business Days immediately before the Effective Date;

Exchange Time means the time on the Exchange Date as of which certain registrations or holdings are to be determined as provided for herein, being 6:00 p.m. Toronto time;

Exchangeable Preferred Holder means a holder of Exchangeable Preferred Shares;

Exchangeable Preferred Pro Rata Share means, with respect to each Exchangeable Preferred Holder, the percentage that the aggregate Exchangeable Preferred Value of all Exchangeable Preferred Shares held by it on the Effective Date bears to the Mezzanine Instrument Value;

Exchangeable Preferred Shares means, collectively, the Preferred Shares of NBL and the Preferred Shares of TBL;

Exchangeable Preferred Shares Exchange Agreement means an agreement among Banro, NBL, TBL, Gramercy and RFW, in form and substance acceptable to the Company and the Requisite Consenting Parties, each acting reasonably and in accordance with the terms of the Support Agreement, pursuant to which (i) each of Gramercy and RFW agrees to transfer its Exchangeable Preferred Shares to Banro in exchange for its Exchangeable Preferred Pro Rata Share of the Mezzanine Instrument Common Shares, on the Effective Date, and (ii) each of Gramercy, RFW, NBL and TBL agrees to attorn to the jurisdiction of the Court for the purposes of this Plan of Arrangement and the compromises and exchanges effected hereby;

Exchangeable Preferred Value means with respect to each Exchangeable Preferred Share, the sum of the face value of such Exchangeable Preferred Share and any accrued but unpaid dividends up to and including the Anticipated Effective Date (for greater certainty, the calculation of accrued but unpaid dividends for the period from February 28, 2017 to the Anticipated Effective Date shall include the February 28, 2017 dividend in the notional amount);

Excluded Claim means (i) the Trustee Claim, (ii) Claims of the Advisors, and (iii) any Claims accruing after the Effective Date;

Existing Notes means all notes issued pursuant to the Existing Notes Indenture and outstanding as of the Record Date;

Existing Notes Indenture means the indenture dated as of March 2, 2012, as amended, among Banro, as issuer, Equity Financial Trust Company, as trustee and collateral agent, and others, pursuant to which the Existing Notes were issued;

Final Order means the Order of the Court approving the Arrangement under section 192 of the CBCA, which shall include such terms as may be necessary or appropriate to give effect to the Arrangement and this Plan of Arrangement, in form and substance satisfactory to the Applicants and the Requisite Consenting Parties, each acting reasonably and in accordance with the terms of the Support Agreement;

Gold Linked Exchange Agreement means an agreement among Banro, BGB, BWM, RFW and Gramercy, in form and substance acceptable to the Company and the Requisite Consenting Parties, each acting reasonably and in accordance with the terms of the Support Agreement, pursuant to which (i) BWM agrees to transfer its BlackRock Barbados Preferred Shares and its Series B Preference Shares to Banro in exchange for its BlackRock Barbados Pro Rata Share of the Mezzanine Instrument Common Shares, (ii) BGB agrees to make the Barbados Preferred Dividend Payment on the Effective Date, (iii) each of RFW and Gramercy agrees to transfer its Transferred Barbados Preferred Shares to Banro in exchange for its Transferred Barbados Pro Rata Share of the Mezzanine Instrument Common Shares, on the Effective Date, and (iv) each of RFW, Gramercy, BWM and BGB agrees to attorn to the jurisdiction of the Court for the purposes of this Plan of Arrangement and the compromises and exchanges effected hereby;

Governmental Entity means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity: (i) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (ii) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

Gramercy means Gramercy Funds Management LLC, in its capacity as advisor to certain funds and accounts;

Guarantee means a guarantee by Banro, in form and substance acceptable to the Company and the Requisite Consenting Parties, each acting reasonably and in accordance with the terms of the Support Agreement, of the obligations assumed by BGB in accordance with the Assignment and Assumption Agreement;

Guarantors has the meaning given to that term in the Circular under the heading “Summary of Circular – Terms of the New Senior Secured Notes and the New Senior Secured Notes Indenture”;

Initial Consenting Parties means those parties, other than members of the Banro Group, that executed the Support Agreement as original signatories on January 31, 2017, and Initial Consenting Party means any one of them;

Interim Order means the interim order of the Court made in the CBCA Proceedings on February 22, 2017;

Law means any law, statute, order, decree, consent decree, judgment, rule regulation, ordinance or other pronouncement having the effect of law whether in Canada, the United States, Barbados, the DRC, or any other country, or any domestic or foreign state, county, province, city or other political subdivision or of any Governmental Entity;

Meetings means, collectively, the Noteholders’ Meeting and the Preference Shareholders’ Meeting;

Mezzanine Instrument Common Shares means the aggregate 681,510,672 Common Shares to be issued in exchange for the Exchangeable Preferred Shares, the Series A Preference Shares, and the Barbados Preferred Shares, in each case in accordance with this Plan of Arrangement and the Exchange Agreements, as applicable.

Mezzanine Instrument Value means the sum of (i) the Exchangeable Preferred Value for all Exchangeable Preferred Shares, (ii) the Series A Preference Value for all Series A Preference Shares, (iii) the BlackRock Barbados Preferred Value for all BlackRock Barbados Preferred Shares; and (iv) the Transferred Barbados Preferred Value for all Transferred Barbados Preferred Shares;

Namoya means Namoya Mining S.A.;

NBL means Namoya (Barbados) Limited;

New Board means the Board appointed on the Effective Date, the members of which shall be selected in accordance with the Support Agreement and shall be publicly announced by way of press release on or prior to the Effective Date;

New Senior Secured Notes means the new 10% senior secured notes of Banro due in the year 2021, to be issued on the Effective Date pursuant to the New Senior Secured Notes Indenture;

New Senior Secured Notes Indenture means the indenture governing the New Senior Secured Notes to be effective as of the Effective Date among Banro, as issuer, the Guarantors, TSX Trust Company, as Canadian Trustee and collateral agent, and The Bank of New York Mellon, as US Trustee, on terms substantially as described in the Circular and/or as may otherwise be agreed by the Applicants and the Requisite Consenting Parties, each acting reasonably;

Note Guarantees has the meaning given to that term in the Circular under the heading “Summary of Circular – Terms of the New Senior Secured Notes and the New Senior Secured Notes Indenture”;

Noteholder Claims means all legal, equitable, contractual and any other rights or claims of any Person against the Company, whether or not such right or claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, perfected, unperfected, present or future, known or unknown, pursuant to or in relation to the Existing Notes or any of them or the Existing Notes Indenture, or relating in any way to the purchase, holding or sale of the Existing Notes, and Noteholder Claim means any one of them;

Noteholders means all holders of Existing Notes, and Noteholder means any one of them;

Noteholders’ Meeting means a meeting of the Noteholders called for the purpose of considering and voting in respect of the Arrangement as contemplated by the Interim Order;

Officer means anyone who is or was, or may be deemed to be or have been, whether by statute, operation of law or otherwise, an officer or de facto officer of Banro;

Order means any order of the Court in the CBCA Proceedings;

Outside Date means April 14, 2017 (or such other date as the Company and the Requisite Consenting Parties may agree in writing);

Person is to be broadly interpreted and includes any individual, firm, corporation, limited or unlimited liability company, general or limited partnership, association, trust, unincorporated organization, joint venture, Governmental Entity or any agency, officer or instrumentality thereof or any other entity, wherever situate or domiciled, and whether or not having legal status;

Plan of Arrangement means this plan of arrangement and any amendments, modifications or supplements hereto made in accordance with the terms hereof or made at the direction of the Court in the Final Order or otherwise with the consent of Banro and the Requisite Consenting Parties;

Preference Shares means, collectively, the Series A Preference Shares and the Series B Preference Shares;

Preference Shareholders means, collectively, the Series A Holders and the Series B Holders;

Preference Shareholders’ Meeting means a meeting of the Series A Holders and Series B Holders called for the purpose of considering and voting in respect of the Arrangement as contemplated by the Interim Order;

Proxy and Information Agent means Kingsdale Advisors;

Record Date means 5:00 p.m. on March 1, 2017, subject to any further Order;

Released Parties and Released Party have the meanings given to those terms in Section 6.1;

Requisite Consenting Parties means, collectively, RFW, Gramercy and BlackRock;

RFW means, collectively, Resource FinanceWorks Limited, RFW Banro Investments Limited, Baiyin International Investment Limited and affiliates thereof within the direct or indirect control of Baiyin Nonferrous Group Company, Limited;

Series A Dividend Amount means with respect to each Series A Preference Share, the sum of (i) dividends accrued on the Series A Preference Share on December 31, 2016 and March 31, 2017, calculated in accordance with the Banro Corporation Certificate of Amendment dated April 23, 2013, plus (ii) the dividend accrued on March 31, 2017 on the Series A Preference Share multiplied by the number of days between March 31, 2017 and the Anticipated Effective Date, divided by 90;

Series A Holders means holders of Series A Preference Shares;

Series A Preference Shares means the Series A Preference Shares in the capital of the Company;

Series A Pro Rata Share means, with respect to a Series A Holder, the percentage that the aggregate Series A Preference Value of all Series A Preference Shares held by it on the Effective Date bears to the Mezzanine Instrument Value;

Series A Preference Value means with respect to each Series A Preference Share, the sum of (i) the “London Gold Fix” price per ounce of gold expressed in US Dollars on January 20, 2017, as the same was fixed at approximately 3:00 p.m. London time on such date by five market making members of the London Bullion Market Association in accordance with customary market practice, multiplied by 0.017501, plus (ii) the Series A Dividend Amount;

Series B Holders means holders of Series B Preference Shares;

Series B Preference Shares means the Series B Preference Shares in the capital of the Company;

Shareholders’ Rights Plan means the shareholders’ rights plan agreement dated as of April 29, 2005 between Banro and Equity Transfer Services Inc. as amended, modified or supplemented from time to time;

Support Agreement means the support agreement dated January 31, 2017 among the Banro Group, the Initial Consenting Parties, and such other Persons as may from time to time become parties thereto by executing a consent agreement in the form attached thereto, as it may be amended, restated or modified from time to time;

TBL means Twangiza (Barbados) Limited;

Term Loan means the term loan due March 1, 2017, pursuant to the Term Loan Facility Agreement dated December 31, 2015 among Namoya, as borrower, the Company and certain of its subsidiaries, as guarantors, and Gramercy and RFW, as lenders, as the same may be amended, restated or modified from time to time, in the principal amount of $22.5 million;

Term Loan Claims means the loans, commitments and other obligations held by the applicable lenders under the Term Loan;

Term Loan Exchange Agreement means an agreement among Banro, Namoya, Gramercy and RFW, in form and substance acceptable to the Company and the Requisite Consenting Parties, each acting reasonably and in accordance with the terms of the Support Agreement, pursuant to which (i) Namoya agrees to pay all accrued but unpaid interest on the Term Loan up to and including the Effective Date, (ii) Gramercy and RFW agree to transfer their respective interests in the Term Loan to Banro on the Effective Date in exchange for New Senior Secured Notes in a principal amount equal to principal amount of the Term Loan interest transferred by them, and 575.11449 Common Shares per $1,000 principal amount of New Senior Secured Notes, and (iii) Gramercy, RFW and Namoya agree to attorn to the jurisdiction of the Court for the purposes of this Plan of Arrangement and the compromises and exchanges effected hereby;

Transaction Structure Consideration means, with respect to each Initial Consenting Party, cash in an amount equal to 0.25% of (i) the aggregate Affected Instrument Value of all Affected Instruments held by such Initial Consenting Party immediately prior to the Effective Time, and (ii) in the case of RFW, the principal amount of the Dore Loan;

Transferred Barbados Dividend Entitlement means twenty-five percent (25%) of the Barbados Preferred Dividend Amount;

Transferred Barbados Dividend Entitlement Common Shares means that number of Mezzanine Instrument Common Shares issued to each of Gramercy and RFW pursuant to section 4.3(o) hereof that the Transferred Barbados Dividend Entitlement bears to the Mezzanine Instrument Value;

Transferred Barbados Preferred Shares means those Barbados Preferred Shares transferred from BWM to RFW and Gramercy pursuant to the Barbados Preferred Purchase and Sale Agreement;

Transferred Barbados Preferred Value means with respect to each Transferred Barbados Preferred Share, the “the “London Gold Fix” price per ounce of gold expressed in U.S. dollars on January 20, 2017, as the same was fixed at approximately 3:00 p.m. London time on such date by five market making members of the London Bullion Market Association in accordance with customary market practice, multiplied by 0.017501, plus (ii) the Transferred Barbados Dividend Entitlement;

Transferred Barbados Pro Rata Share means, with respect to each of RFW and Gramercy, the percentage that the aggregate Transferred Barbados Preferred Value of all Transferred Barbados Preferred Shares held by it after the transaction set out in Section 4.3(m) hereof bears to the Mezzanine Instrument Value;

Trustee means collectively Equity Financial Trust Company, as trustee, under the Existing Notes Indenture, and TSX Trust Company (as Canadian Trustee) and The Bank of New York Mellon (as US Trustee) under the New Senior Secured Notes Indenture;

Trustee Claim means any right or claim for fees, costs, commissions, reimbursement or compensation that Equity Financial Trust Company, TSX Trust Company or The Bank of New York Mellon (or any of them) may have against the Company pursuant to the Existing Notes Indenture or the New Senior Secured Notes Indenture, or either of them;

Twangiza means Twangiza Mining S.A.;

US Dollars or US$ means the lawful currency of the United States of America;

US Securities Act means the United States Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor statute; and

US Trustee means The Bank of New York Mellon.

1.2	Certain Rules of Interpretation

For the purposes of this Plan of Arrangement:

(a)

Unless otherwise expressly provided herein, any reference in this Plan of Arrangement to an instrument, agreement or an Order or an existing document or exhibit filed or to be filed means such instrument, agreement, Order, document or exhibit as it may have been or may be amended, modified, or supplemented in accordance with its terms;

(b)

The division of this Plan of Arrangement into articles and sections are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement, nor are the descriptive headings of articles and sections intended as complete or accurate descriptions of the content thereof;

(c)

The use of words in the singular or plural, or with a particular gender, including a definition, shall not limit the scope or exclude the application of any provision of this Plan of Arrangement to such Person (or Persons) or circumstances as the context otherwise permits;

(d)

The words includes and including and similar terms of inclusion shall not, unless expressly modified by the words only or solely, be construed as terms of limitation, but rather shall mean includes but is not limited to and including but not limited to, so that references to included matters shall be regarded as illustrative without being either characterizing or exhaustive;

(e)

Unless otherwise specified, all references to time herein and in any document issued pursuant hereto mean local time in Toronto, Ontario and any reference to an event occurring on a Business Day shall mean prior to 5:00 p.m. on such Business Day;

(f)

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends;

(g)

Unless otherwise provided, any reference to a statute or other enactment of parliament, a legislature or other Governmental Entity includes all regulations made thereunder, all amendments to or re-enactments of such statute or regulations in force from time to time, and, if applicable, any statute or regulation that supplements or supersedes such statute or regulation; and

(h)

References to a specific Recital, Article or Section shall, unless something in the subject matter or context is inconsistent therewith, be construed as references to that specific Recital, Article or Section of this Plan of Arrangement, whereas the terms this Plan of Arrangement, hereof, herein, hereto, hereunder and similar expressions shall be deemed to refer generally to this Plan of Arrangement and not to any particular Recital, Article, Section or other portion of this Plan of Arrangement and include any documents supplemental hereto; and the word or is not exclusive.

1.3	Governing Law

This Plan of Arrangement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. All questions as to the interpretation or application of this Plan of Arrangement and all proceedings taken in connection with this Plan of Arrangement and its provisions shall be subject to the exclusive jurisdiction of the Court.

1.4	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in, and all payments provided for herein shall be made in, US Dollars.

1.5	Date for Any Action

If the date on which any action is required to be taken hereunder by a Person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6	Time

Time shall be of the essence in this Plan of Arrangement.

Article 2
Effect of the Arrangement

2.1	Effectiveness

This Plan of Arrangement will become effective in the sequence described in Section 4.3 on the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, and shall be binding on and enure to the benefit of the Banro Group, the Consenting Parties, the Noteholders, the Series A Holders, the Released Parties, the Trustee, the holders of Common Shares, the directors and officers of the Banro Group and all other Persons named or referred to in, or subject to, this Plan of Arrangement and their respective successors and assigns and their respective heirs, executors, administrators and other legal representatives, successors and assigns. The Articles of Arrangement shall be filed and the Certificate of Arrangement shall be issued in each case with respect to the Arrangement in its entirety.

2.2	Certificate of Arrangement

The Company shall coordinate with the CBCA Director with respect to the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement. After the Company is satisfied that all conditions to the effectiveness of the Arrangement set out in Section 7.2 have been satisfied or waived, or that all executed documents, cash transfers and other actions have been delivered or completed in escrow, the Company shall request the issuance of the Certificate of Arrangement. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the provisions in Section 4.3 has become effective in the sequence set forth therein. No portion of this Plan of Arrangement shall take effect with respect to any party or Person until the Effective Time.

Article 3
Cash Election

3.1	The Cash Election

(a)

Any Noteholder, other than the Consenting Parties or any affiliates of any of them or any funds managed or administered by any of them or their respective affiliates, may make a Cash Election in accordance with the instructions contained in the Circular and such Cash Election will be valid only if the duly completed Cash Election is submitted in accordance with such instructions by no later than the Cash Election Deadline. If no duly completed Cash Election is duly submitted by a Noteholder by the Cash Election Deadline, such Noteholder shall not be entitled to make a Cash Election.

(b)	Once a Cash Election is made in accordance with Section 3.1(a), it shall be irrevocable and binding on such Cash Electing Holder and its transferees, successors and assigns.

3.2	The Cash Election Funding Procedure

(a)	Arrangeco, as agent for Banro, shall manage the Cash Election and coordinate with the Proxy and Information Agent to determine who are the Cash Electing Holders and their respective Cash Amounts.

(b)

Within three Business Days following the Cash Election Deadline, Arrangeco, in its capacity as agent in connection with the Cash Election, with the assistance of the Proxy and Information Agent, shall provide RFW and Gramercy with written notice of the Cash Election Amount.

(c)

On the third Business Day prior to the Anticipated Effective Date, RFW shall deliver cash in an amount equal to the Cash Election Amount to the Depositary in escrow by way of wire transfers in accordance with wire transfer instructions provided by the Depositary to fund the aggregate Cash Amount payable to Cash Electing Holders (such cash being referred to as the “Cash Election Pool”).

Article 4
Arrangement

4.1	Corporate Authorizations

The adoption, execution, delivery, implementation and consummation of all matters contemplated under this Plan of Arrangement involving corporate action of any members of the Banro Group will occur and be effective as of the Effective Date, and will be authorized and approved under the Arrangement and by the Court, where appropriate, as part of the Final Order, in all respects and for all purposes without any requirement of further action by shareholders, directors or officers of the Banro Group. All necessary approvals to take actions shall be deemed to have been obtained from the directors and shareholders of Banro, as applicable.

4.2	Fractional Interests

(a)

No fractional Common Shares shall be allocated under this Plan of Arrangement. Any legal, equitable, contractual and any other rights or claims (whether actual or contingent, and whether or not previously asserted) of any Person with respect to a fractional Common Share pursuant to this Plan of Arrangement shall be rounded down to the nearest whole number without compensation therefor.

(b)

The New Senior Secured Notes issued pursuant to this Plan of Arrangement shall be issued in minimum increments of $1.00 and the amount of New Senior Secured Notes that each Person shall be entitled to under this Plan of Arrangement shall in each case be rounded down to the nearest multiple of $1.00 without compensation for any principal amount of New Senior Secured Notes in excess of such nearest multiple.

4.3	Effective Date Transactions

The following events or transactions will occur, or be deemed to have occurred and be taken and effected, commencing at the Effective Time and in the following order in five minute intervals thereafter (or at such other times or intervals or in such other order as Banro and the Requisite Consenting Parties may agree), without any further act or formality required on the part of any Person, except as may be expressly provided herein. All payments shall be in cash or cash equivalents, unless otherwise specified:

(a)

The Shareholders’ Rights Plan and any rights issued or issuable pursuant thereto will be terminated and cancelled and be void and of no further force or effect and, for greater certainty, the redemption price contemplated therein shall, immediately prior to such termination and cancellation, be amended to be $0.00;

(b)	The Affected Options will be terminated and cancelled for no consideration;

(c)

The Articles of Arrangeco shall be amended such that part 6 thereof is deleted in its entirety and replaced with “The Corporation’s sole business shall be to administer, as agent, the Cash Election under the plan of arrangement of Banro Corporation and the Corporation made pursuant to Section 192 of the Canada Business Corporations Act, and to carry out such other roles as it may be required by such plan of arrangement or any court orders related to such plan of arrangement”;

(d)

The Cash Election Notes are deemed to be transferred from the Cash Electing Holders to RFW for the aggregate Cash Amounts payable to such Cash Electing Holders, and the Depositary shall be deemed instructed to pay the aggregate Cash Amount to or to the order of Arrangeco for administration as agent of the Cash Election Pool in accordance with Section 5.1;

(e)

Banro shall pay all unpaid interest (accrued to and including the Effective Date) on the Existing Notes to the Noteholders as of the Effective Time (including, for greater certainty, RFW in respect of the Cash Election Notes);

(f)

The Existing Notes, including for greater certainty the Cash Election Notes, shall be exchanged with Banro for (i) New Senior Secured Notes (together with the related Note Guarantees) in the same principal amount, and (ii) 575.11449 Common Shares per $1,000 principal amount of the New Senior Secured Notes;

(g)

Banro’s obligations under the Existing Notes and the Existing Notes Indenture shall, and shall be deemed to have been, irrevocably and finally extinguished and each Noteholder shall have no further right, title in or to the Existing Notes or its Noteholder Claim;

(h)	On the issuance of the Common Shares in Section 4.3(f), above, Banro shall add one dollar ($1.00) in the aggregate to the stated capital account it maintains for the Common Shares;

(i)	Each holder of a Series A Preference Share shall transfer such share to Banro in exchange for its Series A Pro Rata Share of the Mezzanine Instrument Common Shares;

(j)

In accordance with the terms of the Exchangeable Preferred Shares Exchange Agreement, each of Gramercy and RFW shall transfer its Exchangeable Preferred Shares to Banro in exchange for its Exchangeable Preferred Pro Rata Share of the Mezzanine Instrument Common Shares;

(k)	In accordance with the terms of the Term Loan Exchange Agreement, Namoya shall pay all unpaid interest (accrued to and including the Effective Date) on the Term Loan to the lenders thereunder;

(l)	In accordance with the terms of the Gold Linked Exchange Agreement, BGB shall pay the Barbados Preferred Dividend Payment;

(m)

In accordance with the terms of the Barbados Preferred Purchase and Sale Agreement, each of Gramercy and RFW shall purchase, and be deemed to have purchased, 300,000 Barbados Preferred Shares from BWM;

(n)

In accordance with the terms of the Term Loan Exchange Agreement, Gramercy and RFW shall transfer their respective interests in the Term Loan to Banro in exchange for (i) New Senior Secured Notes (together with the related Note Guarantees) in the same aggregate principal amount, and (ii) 575.11449 Common Shares per $1000 principal amount of the New Senior Secured Notes;

(o)

In accordance with the terms of the Gold Linked Exchange Agreement, (i) BWM shall transfer its BlackRock Barbados Preferred Shares to Banro in exchange for its BlackRock Barbados Pro Rata Share of the Mezzanine Instrument Common Shares, and (ii) each of RFW and Gramercy shall transfer its Transferred Barbados Preferred Shares to Banro in exchange for its Transferred Barbados Pro Rata Share of the Mezzanine Instrument Common Shares;

(p)	In accordance with the terms of the Gold Linked Exchange Agreement, the Series B Preference Shares will be transferred to Banro for no consideration and cancelled;

(q)

Each Noteholder, each Series A Holder, each Series B Holder, and each holder of Term Loan Claims shall and shall be deemed to irrevocably and finally exchange its Existing Notes, Series A Preference Shares, Series B Preference Shares and/or Term Loan Claims, as the case may be, for the foregoing consideration which shall and shall be deemed to be received in full and final settlement of any Claim whatsoever;

(r)

The obligations of Banro with respect to (i) the Series A Preference Shares and (ii) the Series B Preference Shares shall, and shall be deemed to, have been irrevocably and finally extinguished and each holder of Series A Preference Shares and Series B Preference Shares (other than Banro) shall have no further right, title or interest in or to the Series A Preference Shares or Series B Preference Shares, as the case may be;

(s)

The Existing Notes, the Series A Preference Shares and the Series B Preference Shares will not entitle any holders (other than Banro) to any compensation or participation other than as expressly provided for in this Plan of Arrangement and shall be cancelled and will thereupon be null and void, and the obligations of the Company thereunder or in any way related thereto shall be satisfied and discharged;

(t)

Banro shall pay to each Initial Consenting Party its Transaction Structure Consideration as additional consideration for the Affected Instruments held by them immediately prior to the Effective Time which are exchanged or affected hereby and the Dore Loan Amendment, as applicable;

(u)	Banro shall pay the reasonable fees and expenses of the Advisors and any amounts owing to Equity Financial Trust Company, as trustee, under the Existing Notes Indenture;

(v)	The board of directors of Banro immediately prior to the Effective Time shall be deemed to have resigned and the New Board shall be deemed to have been appointed;

(w)	The releases referred to in Article 6 shall become effective and shall be binding on the Persons referred to therein;

(x)	In accordance with the Assignment and Assumption Agreement and the New Senior Secured Notes Indenture, BGB shall assume Banro’s obligations under the New Senior Secured Notes Indenture;

(y)	Banro shall deliver the Guarantee; and

(z)	The Amended and Restated Collateral Trust Agreement shall become effective and shall be binding on the parties thereto and all holders of secured liens described therein.

4.4	Withholding Rights

(a)

The Company and the Depositary shall be entitled to deduct and withhold from any consideration deliverable or otherwise payable to any Person hereunder such amounts as the Company or the Depositary is required to deduct or withhold with respect to such payment under the Income Tax Act (Canada), or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the relevant Person in respect of which such deduction and withholding was made, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Entity. The Depositary is authorized, as agent for Banro, to sell such portion of Common Shares and/or New Senior Secured Notes otherwise deliverable to any Person hereunder as is necessary to provide sufficient funds to the Company or the Depositary, as the case may be, to enable them to comply with such deduction or withholding requirement (after deducting commission, other reasonable expenses incurred in connection with the sale, and any applicable taxes), and the Company or the Depositary, as applicable, shall notify such Person and remit to such Person any unapplied consideration including the unapplied balance of the net proceeds of such sale.

(b)

Notwithstanding section 4.4(a), above, if the Company or the Depositary is entitled to deduct and withhold from any consideration deliverable or otherwise payable under the Plan of Arrangement to any Person pursuant to the Income Tax Act (Canada), or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended, the Company shall increase the amount of such consideration as necessary in order that the amount of the consideration actually received by such Person shall be equal to the amount of consideration that Person otherwise would have received in the absence of such withholding or deduction or tax (including in the absence of any withholding or deduction on such additional consideration) in respect of any additional amount payable pursuant to this section 4.4(b) . In addition, Banro hereby indemnifies any such Person for any failure to pay any such additional consideration described in this section 4.4(b) .

Article 5
Distribution of Consideration

5.1	Delivery of New Senior Secured Notes and Common Shares

On the Effective Date, the delivery of the New Senior Secured Notes and Common Shares shall be made at the direction of the Company and the payment of the aggregate Cash Amount shall be made at the direction of Arrangeco, as agent for Banro in connection with Cash Election, through the facilities of CDS (or its nominee) which, in turn, will make delivery of such New Senior Secured Notes and Common Shares or payment of the Cash Amount owing to the holder of the applicable Affected Instrument to the intermediary of the applicable Affected Instrument who, in turn, will make delivery of such New Senior Secured Notes and Common Shares or payment of the Cash Amount to the beneficial recipients thereof, in each case pursuant to the standing instructions and customary practices of CDS and its participants. In accordance with the Direction, Banro will cause its transfer agent to deliver to BWM the Transferred Barbados Dividend Entitlement Common Shares. If for any reason the New Senior Secured Notes, Common Shares or Cash Amount, as the case may be, cannot reasonably be delivered or paid through CDS, then the delivery or payment of the New Senior Secured Notes, Common Shares or Cash Amount, as the case may be, shall be made in such manner as the Requisite Consenting Parties on the one hand and the Company, in the case of the New Senior Secured Notes and Common Shares or Arrangeco as agent in connection with the Cash Election, in the case of the Cash Amount, on the other hand determine reasonable in the circumstances.

5.2	Delivery of Accrued Interest

(a)

The payment by Banro on the Effective Date of accrued interest in respect of the Existing Notes up to and including the Effective Date shall be effected through the delivery by Banro of such amounts to the Trustee for distribution to holders of Existing Notes (excluding any Cash Election Notes) in accordance with the Existing Notes Indenture and customary practices.

(b)	The payment by Namoya of accrued interest on the Term Loan shall be made in accordance with the Term Loan Exchange Agreement.

5.3	Surrender and Cancellation of Affected Instruments

(a)

The Existing Notes are held by CDS (as sole registered holder of the Existing Notes on behalf of the Noteholders). On the Effective Date CDS shall electronically surrender the Existing Notes in exchange for New Senior Secured Notes and Common Shares as contemplated in this Plan of Arrangement.

(b)

The Series A Preference Shares are held by CDS (as sole registered holder of the Series A Preference Shares on behalf of the Series A Holders). On the Effective Date CDS shall electronically surrender the Series A Preference Shares in exchange for Common Shares as contemplated in this Plan of Arrangement.

(c)

The Exchangeable Preferred Shares, the Series B Preference Shares, the Barbados Preferred Shares, and the Term Loan shall all be surrendered by the holders thereof in accordance with the terms of the applicable Exchange Agreement, and the certificates, instruments or other documents evidencing such securities shall be delivered to Norton Rose Fulbright Canada LLP to be held in escrow pending the Effective Date no later than two Business Days prior to the Effective Date.

5.4	Exemption from Registration under the US Securities Act

The issuance of New Senior Secured Notes and Common Shares by Banro to holders of the Affected Instruments in exchange for Affected Instruments pursuant to the Arrangement, the assumption by BGB of Banro’s obligations under the New Senior Secured Notes Indenture pursuant to the Arrangement, and the issuance of the Guarantee and the Note Guarantees has not been and will not be registered under the US Securities Act. Subject to the Court granting the Final Order, Banro, based upon the Final Order, intends to rely on the exemption from the registration requirements of the US Securities Act set forth in Section 3(a)(10) thereof, with respect to the issuance of the New Senior Secured Notes and Common Shares pursuant to the Arrangement, the assumption by BGB of Banro’s obligations under the New Senior Secured Notes Indenture pursuant to the Arrangement, and the issuance of the Guarantee and the Note Guarantees.

In order to ensure that the exchange of New Senior Secured Notes and Common Shares for the Affected Instruments pursuant to the Arrangement, the assumption by BGB of Banro’s obligations under the New Senior Secured Notes Indenture pursuant to the Arrangement, and the issuance of the Guarantee and the Note Guarantees will be exempt from the registration requirements of the US Securities Act pursuant to Section 3(a)(10) thereof, it is necessary that:

(a)

the Court be advised that Banro intends to rely on the exemption from the registration requirements of the US Securities Act set forth in Section 3(a)(10) thereof, with respect to the issuance of the New Senior Secured Notes and Common Shares pursuant to the Arrangement, the assumption by BGB of Banro’s obligations under the New Senior Secured Notes Indenture pursuant to the Arrangement, and the issuance of the Guarantee and the Note Guarantees;

(b)

all persons entitled to receive New Senior Secured Notes or Common Shares in exchange for Affected Instruments pursuant to the Arrangement are given adequate notice advising them of their rights to attend the hearing of the Court to approve of the Arrangement, the assumption by BGB of Banro’s obligations under the New Senior Secured Notes Indenture pursuant to the Arrangement, and the issuance of the Guarantee and the Note Guarantees and are provided with sufficient information necessary for them to exercise that right; there cannot be any improper impediment to the appearance by such persons at the hearing of the Court to approve of the Arrangement, the assumption by BGB of Banro’s obligations under the New Senior Secured Notes Indenture pursuant to the Arrangement, and the issuance of the Guarantee and the Note Guarantees (though the requirement to file a notice of an intention to appeal, will not be considered to be such an impediment);

(c)

all persons entitled to receive New Senior Secured Notes (with respect to which, the obligations under the New Senior Secured Notes Indenture are being assumed by BGB, and guaranteed by Banro), or Common Shares in exchange for Affected Instruments pursuant to the Arrangement are advised that such New Senior Secured Notes or Common Shares, the assumption by BGB of Banro’s obligations under the New Senior Secured Notes Indenture, and the issuance of the Guarantee and the Note Guarantees, have not been registered under the US Securities Act and will be issued by Banro in reliance on the exemption from registration provided by Section 3(a)(10) of the US Securities Act;

(d)

the Interim Order specifies that each person entitled to receive New Senior Secured Notes (with respect to which, the obligations under the New Senior Secured Notes Indenture are being assumed by BGB and guaranteed by Banro) or Common Shares in exchange for Affected Instruments pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement; and

(e)

the Court holds a hearing before approving the fairness of the terms and conditions of the Arrangement, the assumption by BGB of Banro’s obligations under the New Senior Secured Notes Indenture pursuant to the Arrangement, and the issuance of the Guarantee and the Note Guarantees and issuing the Final Order, the Court finds, prior to approving the Final Order, that the terms and conditions of the issuance of New Senior Secured Notes and Common Shares in exchange for the Affected Instruments pursuant to the Arrangement, the assumption by BGB of Banro’s obligations under the New Senior Secured Notes Indenture pursuant to the Arrangement, and the issuance of the Guarantee and the Note Guarantees are fair and reasonable to all persons who are entitled to receive New Senior Secured Notes or Common Shares in exchange for Affected Instruments pursuant to the Arrangement, and the Final Order expressly states that the terms and conditions of the issuance of New Senior Secured Notes and Common Shares in exchange for the Affected Instruments pursuant to the Arrangement, the assumption by BGB of Banro’s obligations under the New Senior Secured Notes Indenture pursuant to the Arrangement, and the issuance of the Guarantee and the Note Guarantees are fair to all persons entitled to receive New Senior Secured Notes or Common Shares in exchange for Affected Instruments pursuant to the Arrangement.

Article 6
Releases

6.1	Releases

At the Effective Time, the Company, the Directors and Officers, each member of the Banro Group, the Trustee, each of the Consenting Parties and each of their respective financial advisors, legal counsel and agents (collectively, the Released Parties, and Released Party means any one of them) shall be released and discharged from any and all rights and claims of any Person against a Released Party, including without limitation any Noteholder Claim, whether or not any such right or claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, perfected, unperfected, present or future, known or unknown, where such right or claim is based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the Effective Date and that is in any way relating to, arising out of or in connection with (i) the Existing Notes; (ii) the Existing Notes Indenture; (iii) the Series A Preference Shares, (iv) the Series B Preference Shares, (v) this Plan of Arrangement; or (vi) the CBCA Proceedings; provided, however, that nothing in this Article 6 will release or discharge:

(a)	any Excluded Claim;

(b)

the Company of or from its obligation to Noteholders and holders of Barbados Preferred Shares, Series A Preference Shares and Series B Preference Shares under the Arrangement and the applicable Exchange Agreement, under any Order, or under any document delivered by the Company on the Effective Date pursuant to the Arrangement; or

(c)	a Released Party if the Released Party is adjudged by the express terms of a judgment rendered on a final determination on the merits to have committed fraud or wilful misconduct.

Article 7
Court Approval, Conditions to Effectiveness

7.1	Final Order

The Final Order shall, among other things, order and declare that:

(a)	the Arrangement and the transactions contemplated by it are fair and reasonable;

(b)	the Arrangement (including the compromises and releases set out herein) is approved pursuant to section 192 of the CBCA;

(c)

the Company shall be entitled, at any time, to seek leave to vary the Final Order, to seek the advice and direction of the Court as to the implementation of the Arrangement or to apply for such further Order or Orders as may be appropriate; and

the Final Order will acknowledge that the Court has been advised that the Final Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the US Securities Act, from the registration requirements otherwise imposed by that Act, regarding the distribution of the New Senior Secured Notes and Common Shares of Banro pursuant to the Plan of Arrangement, the assumption by BGB of Banro’s obligations under the New Senior Secured Notes Indenture pursuant to the Plan of Arrangement, and the issuance of the Guarantee and the Note Guarantees.

7.2	Conditions to Effectiveness

The effectiveness of the Arrangement shall be conditional upon the fulfillment, satisfaction or waiver (to the extent permitted by Section 7.3 hereof) of the following conditions:

(a)

The Court shall have granted the Final Order, the operation and effect of which shall not have been stayed, reversed or amended, and in the event of an appeal or application for leave to appeal, final determination shall have been made by the applicable appellate court;

(b)	No Applicable Law shall have been passed and become effective, the effect of which makes the consummation of the Arrangement illegal or otherwise prohibited;

(c)	All necessary judicial consents and any necessary or desirable third party consents, if any, to deliver and implement all matters related to the Arrangement shall have been obtained;

(d)

All documents necessary to give effect to all material provisions of the Arrangement (including the New Senior Secured Notes Indenture, the Exchange Agreements and the Assignment and Assumption Agreement) and all documents related thereto shall have been executed and/or delivered by all relevant Persons in form and substance satisfactory to the Company and the Requisite Consenting Parties, each acting reasonably and in accordance with the terms of the Support Agreement, and deposited in escrow pending the Effective Time;

(e)	The Dore Loan Amendment shall become effective prior to, or concurrently with, the implementation of the Arrangement on the Effective Date;

(f)

All required stakeholder, regulatory and Court approvals, consents, waivers and filings shall have been obtained or made, as applicable, on terms satisfactory to the Company and the Requisite Consenting Parties, acting reasonably and in good faith, including the approval of the Arrangement by Noteholders, and any shareholder approvals required with respect to the issuance of the New Senior Secured Notes and Common Shares or in connection with the Arrangement including in respect of the Shareholders’ Rights Plan;

(g)

All material filings required to be made and any material regulatory consents or approvals required to be obtained in connection with the Arrangement before the Effective Time shall have been made or obtained;

(h)

All conditions to implementation of the Recapitalization (as defined in the Support Agreement) as set out in the Support Agreement shall have been satisfied or waived in accordance with their terms and the Support Agreement shall not have been terminated;

(i)

The issuance of the New Senior Secured Notes and Common Shares, the assumption by BGB of Banro’s obligations under the New Senior Secured Notes Indenture pursuant to the Arrangement, and the issuance of the Guarantee shall be exempt from registration under the US Securities Act pursuant to the provisions of section 3(a)(10) of the US Securities Act, as contemplated in Section 5.4 hereof; and

(j)

The United States Securities and Exchange Commission shall have declared effective the Form T-3 to qualify the New Senior Secured Notes Indenture under the United States Trust Indenture Act of 1939, as amended.

7.3	Waiver of Conditions

The Company with the consent of the Requisite Consenting Parties may at any time and from time to time waive the fulfillment or satisfaction, in whole or in part, of the conditions set out herein, to the extent and on such terms as such parties deem advisable, provided however that the conditions set out in Sections 7.2(a) and 7.2(b) cannot be waived.

7.4	Conditions must be Satisfied or Waived

If the conditions contained in Section 7.2 are not satisfied or waived (to the extent permitted under Section 7.3) by the Outside Date, then unless the Company and the Requisite Consenting Parties agree in writing to extend such period, the Arrangement and the Final Order shall cease to have any further force or effect and will not be binding on any Person.

Article 8
General

8.1	Deeming Provisions

In this Plan of Arrangement, the deeming provisions are not rebuttable and are conclusive and irrevocable.

8.2	Modification of Arrangement

(a)

The Company may, at any time and from time to time, amend, restate, modify and/or supplement this Plan of Arrangement with the consent of the Requisite Consenting Parties, provided that: any such amendment, restatement, modification or supplement must be contained in a written document that is filed with the Court and:

(i)

if made prior to or at any of the Meetings: (A) the Company or the Chair (as defined in the Interim Order) shall communicate the details of any such amendment, restatement, modification and/or supplement to Noteholders, Series A Holders and/or other Persons present at the Meeting prior to any vote being taken at the Meeting; (B) the Company shall provide notice to the service list of any such amendment, restatement, modification and/or supplement and shall file a copy thereof with the Court forthwith and in any event prior to the Court hearing in respect of the Final Order; and (C) the Company shall post an electronic copy of such amendment, restatement, modification and/or supplement on the Company’s website forthwith and in any event prior to the Court hearing in respect of the Final Order; and

(ii)

if made following any of the Meetings: (A) the Company shall provide notice to the service list of any such amendment, restatement, modification and/or supplement and shall file a copy thereof with the Court; (B) the Company shall post an electronic copy of such amendment, restatement, modification and/or supplement on the Company’s website; and (C) such amendment, restatement, modification and/or supplement shall require the approval of the Court following notice to the Noteholders, Series A Holders or others, as applicable.

(b)

Where any amendment, restatement, modification or supplement of or to this Plan of Arrangement is of an administrative nature required to better give effect to the implementation of the Arrangement and the Final Order or to cure any errors, omissions or ambiguities and is not materially adverse to the financial or economic interests of the Noteholders or Preference Shareholders, then notwithstanding Section 8.2(a) hereof and without additional steps, such amendment, restatement, modification or supplement may be made by the Company: (i) if prior to the date of the Final Order, with the consent of the Requisite Consenting Parties; and (ii) if after the date of the Final Order, with the consent of the Requisite Consenting Parties, and upon approval by the Court.

(c)

Any amended, restated, modified or supplementary Plan of Arrangement filed with the Court and, if required by this Section 8.2, approved by the Court, shall, for all purposes, be and be deemed to be a part of and incorporated in this Plan of Arrangement.

8.3	Severability of Plan of Arrangement Provisions

If, prior to the Effective Time, any term or provision of this Plan of Arrangement is held by the Court to be invalid, void or unenforceable, at the request of the Company, made with the consent of the Requisite Consenting Parties (acting reasonably), the Court shall have the power to either (a) sever such term or provision from the balance of this Plan of Arrangement and provide the Company and the Requisite Consenting Parties with the option to proceed with the implementation of the balance of this Plan of Arrangement as of and with effect from the Effective Time, or (b) alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted, provided that the Requisite Consenting Parties have approved such alteration or interpretations, acting reasonably. Notwithstanding any such holding, alteration or interpretation, and provided that the Arrangement is implemented, the remainder of the terms and provisions of this Plan of Arrangement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.

8.4	Paramountcy

From and after the Effective Time, any conflict between:

(a)	this Plan of Arrangement; and

(b)

the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, mortgage, security agreement, indenture, trust indenture, note, loan agreement, commitment letter, agreement for sale, lease or other agreement, written or oral and any and all amendments or supplements thereto existing between any Person and the Company and/or any member of the Banro Group as at the Effective Date, will be deemed to be governed by the terms, conditions and provisions of this Plan of Arrangement and the Final Order, which shall take precedence and priority.

8.5	Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Persons named or referred to in, or subject to, this Plan of Arrangement will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them to carry out the full intent and meaning of this Plan of Arrangement and to give effect to the transactions contemplated herein.